Exhibit 99.1

Arch Therapeutics Announces Addition of Contract Sales Force to Advance Commercialization of AC5® Advanced Wound System in Government Facilities

Dedicated representation in selected geographic locations to support new and recurring sales in government facilities

FRAMINGHAM, MA – March 7, 2023 – Arch Therapeutics, Inc. (OTCQB: ARTH) (“Arch” or the “Company”), a marketer and developer of novel self-assembling wound care and biosurgical products, today announced an expansion of its contracted sales force with a dedicated team of independent representatives whose primary objective will be to support surgeons and other medical professionals as well as advance the commercialization of AC5® Advanced Wound System (“AC5”) in high volume government facilities.

The Company is on schedule to add approximately fifteen independent commission-based sales representatives by the end of Q1 2023 dedicated to supporting AC5, Arch’s self-assembling wound care product, in federal government agencies, including the Department of Veterans Affairs (“VA”), Indian Health Services (“IHS”), Department of Defense (“DOD”) and Medical Treatment Facilities (“MTF”). These additional representatives will be deployed to optimize opportunities in newly created sales regions and in current regions that have had initial and restocking orders for AC5.

“Expansion of our sales footprint is a key step in our commercialization plan, particularly for the government channel,” stated Dan Yrigoyen, Vice President of Sales of Arch Therapeutics. “While the sales cycle is long, we have experienced an increase in new and recurring sales orders in areas where Arch management directly provides dedicated selling and clinical support to our independent sales representatives. We believe at this stage of product rollout, that we can further advance our commercialization efforts by deploying additional qualified sales representatives who have a proven track record selling advanced wound care products in VA and other government facilities. For example, this approach recently resulted in a repeat order and subsequent decision to maintain and replenish AC5 inventory as it is used on an ongoing basis within the largest US-based government hospital and only Level 1 Trauma Center within the Department of Defense,” concluded Mr. Yrigoyen.

Michael Abrams, Chief Financial Officer of Arch Therapeutics, said, “The independent sales representative deployment model allows us to expand our selling opportunities within targeted government geographies without increasing overhead, which should enable the Company to pursue incremental revenue opportunities without impacting monthly cash requirements.”

AC5 is indicated for the management of partial and full-thickness wounds, such as acute and chronic wounds, including pressure sores, venous leg ulcers, diabetic foot ulcers, and surgical wounds. Early data from its use in challenging wounds, including in those requiring aggressive debridement or in patients with significant co-morbidities, has been positive and presented by key opinion leaders at recent wound care conferences.

About Arch Therapeutics, Inc.

Located in Framingham, Massachusetts, Arch is a biotechnology company with a novel approach to stop bleeding (hemostasis), control leaking (sealant), and manage wounds during surgery, trauma, and interventional care. Arch is developing wound care and biosurgical products based on an innovative self-assembling peptide technology platform with the goal of improving healing outcomes for patients. Arch has received regulatory clearance to market AC5® Advanced Wound System in the United States and AC5® Topical Hemostat in Europe. Arch's development stage product pipeline includes AC5-GTM for endoscopic resection of gastrointestinal tumors, AC5-V® for hemostasis during vascular surgery, and AC5 Surgical Hemostat for general surgical hemostasis, among others.1,2

1 AC5-G, AC5-V, and AC5 Surgical Hemostat are currently investigational devices limited by law to investigational use.

2 AC5, AC5-G, AC5-V and associated logos are trademarks and/or registered trademarks of Arch Therapeutics, Inc. and/or its subsidiaries.

For more information, please visit archtherapeutics.com or follow us on Twitter, Instagram, and LinkedIn.

Notice Regarding Forward-Looking Statements

This news release contains “forward-looking statements” as that term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements in this press release that are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations, or intentions regarding the future. Such forward-looking statements include, among other things, references to novel technologies and methods, our ability to recruit additional field sales representatives and their effectiveness, our business and product development plans and projections, or market information. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with developing new products or technologies and operating as a development stage company, our ability to retain important members of our management team and attract other qualified personnel, our ability to raise the additional funding we will need to satisfy our existing obligations and continue to pursue our business and product development plans, our ability to obtain required regulatory approvals, our ability to produce commercial quantities of our products within projected timeframes, our ability to obtain the inclusion of our AC5® Advanced Wound System on targeted federal supply schedules, our ability to develop and commercialize products based on our technology platform, and market conditions, and our ability to establish additional commercialization partnerships and build a critical mass of field sales representatives. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations, and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations, or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in the reports and other documents we file with the SEC, available at www.sec.gov.

Contact:

ARTH Investor Relations

Toll Free: +1.855.340.ARTH (2784) (US and Canada)

Email: investors@archtherapeutics.com

Website: www.archtherapeutics.com

or

Michael Abrams

Chief Financial Officer

Arch Therapeutics, Inc.

Phone: 617.431.2333

Email: mabrams@archtherapeutics.com